Exhibit 99.1
United Fire Group, Inc. Reports on Annual Meeting of Shareholders
•Director Elections to the Board of Directors Announced
•Retirement of Director Jack B. Evans
•New Officer Elections Announced
Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 21, 2021 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that shareholders elected three Class C Directors to our 11-member board of directors at the 2021 Annual Meeting of Shareholders held on May 19, 2021.
The following individuals were each elected to serve three-year terms expiring in 2024.
•Christopher R. Drahozal, John M. Rounds Professor of Law at the University of Kansas School of Law;
•Lura E. McBride, President & CEO at Van Meter Inc.;
•George D. Milligan, President at The Graham Group, Inc.
In other official business, our shareholders:
•ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021;
•approved the United Fire Group, Inc. 2021 Stock and Incentive Plan; and
•approved, on an advisory basis, the compensation of the Company's named executive officers.
Retirement of Director Jack B. Evans
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting. Pursuant to this policy, on February 1, 2021, Jack B. Evans, Chairman of the Board of Directors, submitted his resignation as a director effective immediately following the Annual Meeting of Shareholders on May 19, 2021. Mr. Evans became Chairman of our Board of Directors in October 2009. He has served as a director since 1995 and as Vice Chairman from 1997 to 2009. Mr. Evans has a very strong business background and has held the position of Chairman of The Hall-Perrine Foundation since December 2018, a private philanthropic corporation located in Cedar Rapids, Iowa. The Company thanks Mr. Evans for his many years of distinguished service to the Company and its community. Mr. James W. Noyce will succeed Mr. Evans as Chairman. Mr. Kyle D. Skogman will succeed Mr. Noyce as Vice Chairman.
New Officer Elections
The Company is pleased to announce the following officer elections at its subsidiary United Fire & Casualty Company effective May 19, 2021:

Exhibit 99.1
Anthony G. Saylor
United Fire & Casualty Company elected Anthony G. Saylor as Vice President.
Joshua D. Baron
United Fire & Casualty Company elected Joshua D. Baron as Assistant Vice President.
Ryan M. Gardner
United Fire & Casualty Company elected Ryan M. Gardner as Assistant Vice President.
Naomi A. Homrighausen
United Fire & Casualty Company elected Naomi A. Homrighausen as Assistant Vice President.

Exhibit 99.1
Stephen V. Merkey
United Fire & Casualty Company elected Stephen V. Merkey as Assistant Vice President.
Amy Rupp
United Fire & Casualty Company elected Amy Rupp as Assistant Vice President.
Kyanna M. Saylor
United Fire & Casualty Company elected Kyanna M. Saylor as Assistant Vice President.
Dominique Simeon
United Fire & Casualty Company elected Dominique Simeon as Assistant Vice President.

Exhibit 99.1
Benjamin D. Williams
United Fire & Casualty Company elected Benjamin D. Williams as Assistant Vice President.
About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG visit www.ufginsurance.com.
Contact
Randy Patten, AVP & Controller, 319-286-2537 or ir@unitedfiregroup.com